Exhibit 99.2

Renaissance Learning Announces Second Quarter Financial Results

WISCONSIN RAPIDS, Wis., — July 16, 2003 — Renaissance Learning™, Inc., (Nasdaq: RLRN), a leading provider of school improvement programs to the K-12 school market, today announced financial results for the three and six month periods ended June 30, 2003.  Revenues for the second quarter of 2003 were $33.6 million, an increase of 1% over second quarter 2002 revenues of $33.2 million.  Net income for the quarter was $9.0 million compared to net income of $8.8 million for the second quarter 2002, an increase of 2%.  Earnings per share for the quarter were $0.29 compared to $0.25 per share for second quarter 2002.

Revenues for the six month period ended June 30, 2003 were $67.8 million, essentially flat from the 2002 revenues of $67.9 million.  Net income for the six month period of $16.6 million was unchanged from the 2002 net income.  Earnings per share (diluted) for the first half of 2003 was $0.53 per share compared to $0.47 per share earned in the first six months of 2002.

 “The achievement of slight sales growth over last year is the first positive sales growth we have achieved in the past year,” commented Terrance D. Paul, chief executive officer of Renaissance Learning, Inc.  “And improved operational efficiencies resulted in modest growth in net income as well.  The 16% improvement in earnings per share was primarily driven by the lower share count as a result of our stock buyback initiative.”

“As states finalize their budgets, it is becoming clear the next twelve months will be more challenging for K-12 education than the past year,” Mr. Paul continued.  “However, despite the difficult near-term outlook, we believe we have the people, products and strategies to still achieve slight growth in both sales and earnings for the full year 2003.”

Renaissance Learning added about 800 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools using Company products to over 64,000.  Of these, about 61,000 use the Company’s reading products and about 21,000 use math.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights, and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-868-9083 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on July 16, 2003 at 8:00 p.m. through July 23, 2003.  The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 4007874.

Renaissance Learning™, Inc., is a leading provider of research-based learning information systems software, school improvement programs, teacher training and consulting. The Company’s products, adopted by over 64,000 schools, give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. The Company has six U.S. locations and subsidiaries in Australia, Canada, India, and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial and operating results, and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company’s other Securities and Exchange Commission filings which factors are incorporated herein by reference.

 (tables to follow)

RENAISSANCE LEARNING™, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollar amounts in thousands, except per share amounts)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2003	2002	2003	2002
Net sales:
Products	$28,698	$29,045	$55,888	$57,931
Services	4,918	4,175	11,955	9,979
Total net sales	33,616	33,220	67,843	67,910

Cost of sales:
Products	2,856	2,964	6,024	5,827
Services	2,045	1,803	5,402	5,036
Total cost of sales	4,901	4,767	11,426	10,863

Gross profit	28,715	28,453	56,417	57,047

Operating expenses:
Product development	4,201	4,181	8,664	8,626
Selling and marketing	6,748	7,481	14,851	15,973
General and administrative	3,942	3,472	7,405	7,435

Total operating expenses	14,891	15,134	30,920	32,034

Operating income	13,824	13,319	25,497	25,013

Other income (expense), net	712	1,089	1,444	2,046

Income before taxes	14,536	14,408	26,941	27,059

Income taxes	5,560	5,605	10,305	10,501

Net income	$8,976	$8,803	$16,636	$16,558

Earnings per share:
Basic	$0.29	$0.25	$0.53	$0.48
Diluted	$0.29	$0.25	$0.53	$0.47

Weighted average shares outstanding:
Basic	30,927,711	34,680,079	31,289,921	34,662,259
Diluted	31,091,949	34,952,101	31,423,459	34,935,379

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RENAISSANCE LEARNING™, INC.

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$28,950	$18,220
Investment securities	57,387	60,269
Accounts receivable, net	10,188	12,619
Inventories	1,684	1,724
Prepaid expenses	718	1,411
Deferred tax asset	4,115	3,710
Other current assets	1,168	1,331
Total current assets	104,210	99,284

Investment Securities	8,287	21,347
Property, plant and equipment, net	21,461	21,085
Deferred tax asset	2,006	1,942
Other assets	3,548	3,953

Total assets	$139,512	$147,611

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,601	$3,643
Deferred revenue	9,144	10,397
Payroll and employee benefits	3,525	4,263
Income taxes payable	2,447	2,372
Other current liabilities	5,130	4,605
Total current liabilities	22,847	25,280
Deferred revenue	769	930
Total liabilities	23,616	26,210

Minority interest	159	165

Total shareholders' equity	115,737	121,236

Total liabilities and shareholders' equity	$139,512	$147,611

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